                                                                    EXHIBIT 99.1


FOR IMMEDIATE RELEASE


MEDIA CONTACT:                                    INVESTOR CONTACT:
STEVE FORSYTH                                     QORVIS COMMUNICATIONS
(770) 632-8322                                    KAREN VAHOUNY (703) 744-7809


                          WORLD AIR HOLDINGS ANNOUNCES
                      EIGHTH CONSECUTIVE PROFITABLE QUARTER

    OPERATING INCOME OF $8.5 MILLION UP 20% OVER SAME QUARTER OF PRIOR YEAR;
             WORLD REPORTS FOURTH QUARTER REVENUES OF $130.1 MILLION
                      AND DILUTED EPS OF $0.32 VERSUS $0.06

PEACHTREE CITY, GA. (Feb. 17, 2005) - World Air Holdings, Inc. (NASDAQ: WLDA), parent company of World Airways, Inc., today reported its financial results and highlights for the quarter and year ended Dec. 31, 2004.

o Operating revenues for the fourth quarter of 2004 totaled $130.1 million, exceeding the guidance range of $110 to $120 million.

o Operating income for the 2004 fourth quarter was $8.5 million, within the guidance range of $7 to $9 million.

o Quarterly net earnings were $8.1 million, or $0.51 per basic and $0.32 per diluted share, up significantly in comparison to net earnings of $0.9 million, or $0.08 per basic and $0.06 per diluted share, for the same quarter of last year.

o For fiscal 2004, revenue surpassed $500 million; operating income of $40.3 million represented a 42 percent increase compared to the previous year, with net earnings of $25.6 million up 67 percent from the 2003 level.

"Our strong quarterly results closed an outstanding year for the Company," said Randy Martinez, World's president and chief executive officer. "We now have reported eight consecutive profitable quarters, as well as annual profitability for the last three years.

"We have made excellent progress in diversifying our client and revenue base, adding four new clients and signing the largest commercial contract in our history. Our 2004 operating margin increased significantly over the last year, due to vigilant cost management, the renegotiation of aircraft leases to achieve more favorable rates, and continued high levels of military passenger flying.

"Looking ahead, we plan to continue our revenue diversification efforts and are excited about our growing work in Asia and our new expansion opportunities in China. We plan to capitalize on the flexibility of our fleet plan and further increase our utilization rates, and cost management will remain a key priority."

"The progress we've made to grow the business and generate growing profits has been clearly demonstrated. We've also taken great strides to improve our balance sheet, as we've built our cash position to nearly $50 million, reduced debt, and moved from an equity deficit to shareholders' equity of $30.4 million."

QUARTERLY HIGHLIGHTS

o World Airways increased its total block hours 13.5 percent, to 12,648 compared to 11,141 in the same period last year. Aircraft utilization rate improved 25 percent to 8.6 hours per day compared to 6.9 hours per day in the fourth quarter of last year.

         Per block hour results are as follows:

                                           Per Block Hour Results
                                           ----------------------
                       Fourth Quarter 2004    Fourth Quarter 2003         Difference
                       -------------------    -------------------         ----------
Revenue                  $        10,285        $        10,976        $          (691)
Operating costs          $         9,614        $        10,341        $           727
Operating margin         $           671        $           635        $            36


o During the fourth quarter, bondholders opted to convert an additional $4,250,000 principal amount of World Air Holdings' 8.0 percent convertible senior subordinated debentures into 1,328,125 shares of common stock. Conversions in fiscal 2004 reduced the outstanding convertible debentures by a total principal amount of $7,432,000, with a balance of $18,113,000 principal amount remaining outstanding at Dec. 31, 2004. These 2004 conversions will reduce the company's future interest expense by $0.6 million annually.

o World Airways added an MD-11 wide-body passenger aircraft on short-term lease from Delta Air Lines to replace capacity lost after returning one DC-10. This aircraft expanded World Airways' MD-11 fleet to nine passenger and three cargo aircraft for international service. World Airways also extended to August 2006 an existing MD-11 aircraft lease from Delta scheduled to expire in May 2005.

RECENT DEVELOPMENTS

o The Board of Directors of World Airways approved the formation of a holding company, World Air Holdings, Inc., with two wholly owned subsidiaries, World Airways, Inc., and World Risk Solutions, Ltd., a recently formed insurance company. The creation of the holding company structure represents a positive step in the progress of World Airways and also allows flexibility for potential growth and development. In addition, the holding company structure allows World Risk Solutions to provide certain insurance cost savings and financial benefits for both World Airways and World Air Holdings.

o World Airways signed a two-year ACMI cargo charter contract with EVA Airways valued at $116 million. This was the largest commercial contract in the company's 57-year history. Under this contract, World Airways will provide three MD-11F freighters for service between Taipei, Taiwan and the United States on a staggered schedule beginning in March 2005. EVA currently has a contract for one World MD-11F until March 2005.

o World Airways signed an agreement extending passenger service for a fifth consecutive year with Sonair Servicio Aereo, SARL, a subsidiary of Sonangol, the National Petroleum Company of the Federal Republic of Angola. This extension is valued at more than $29 million with up to three non-stop, round-trip passenger flights per week between Houston, Texas and Luanda, Angola for members of the United States Africa Energy Association.

o The Boeing Company exercised warrants it held to purchase one million shares of common stock at $2.50 per share. The warrants were issued in 1999 pursuant to amendments to aircraft lease agreements.

FINANCIAL SUMMARY

Fourth quarter operating revenues increased 6.4 percent to $130.1 million from $122.3 million in the same quarter of 2003. The company reported significant growth in military passenger revenues associated with its Air Mobility Command
(AMC) contract as well as commercial cargo ACMI flying, offset by reductions in military cargo revenues and commercial passenger full service flying.

Operating income for the 2004 fourth quarter was $8.5 million, a 20 percent improvement over the same quarter one year ago. The company's earnings before income tax were $7.0 million versus $1.0 million for the comparable period of last year.

Net earnings for the 2004 fourth quarter were $8.1 million, or $0.51 per basic and $0.32 per diluted share, compared to $0.9 million, or $0.08 per basic share and $0.06 per diluted share, for the fourth quarter of 2003. Basic and diluted per share results were computed on the basis of 15.8 and 25.7 million weighted average shares outstanding for the fourth quarter of 2004, and 11.4 and 14.8 million weighted average shares for the same quarter of 2003, respectively. The diluted share count increase between last year's fourth quarter and this year's comparable quarter was due to the new convertible debt, as well as the warrants issued to the ATSB associated with the debt restructuring in December 2003.

Operating expenses were $121.6 million compared to $115.2 million in the fourth quarter of 2003, an increase of $6.4 million or 5.5 percent. The most significant increases were $3.8 million for fuel, $2.3 million for commissions, and $2.0 million for sales, general and administrative expenses offset by a decrease of $1.6 million in costs to subcontract flights to other carriers and $1.1 million for aircraft costs.

Fuel expenses were higher by $3.8 million due to more full service military flying for AMC, as well as the fact that the FY 2005 AMC contract, which began on Oct. 1, 2004, specified that fuel costs would be set at a higher rate than the prior year's contract.

The commission expense increase of $2.3 million was due to higher military revenues associated with the AMC contract in the fourth quarter of 2004 compared to the same period in 2003.

The increase of $2.0 million in sales, general and administrative expenses was primarily due to a $1.9 million additional provision for litigation related to a claim of a German tour operator from 1996, as well as $1.5 million for higher insurance costs and profit sharing accrual. A total of $2.6 million has now been provided for the German litigation. Comparatively, the company had recorded $1.9 million of bad debt expense associated with air services provided to Ritetime Aviation and Travel Services in the fourth quarter of 2003.

The decrease of $1.6 million in subcontract flying costs was due to outsourced flights in the fourth quarter of 2003, caused primarily by aircraft that were out of service for maintenance.


The decrease of $1.1 million in aircraft costs was due to the favorable restructuring of lease agreements for several MD-11 aircraft during the first quarter of 2004, as well as the return of two DC-10 cargo aircraft in the first half of 2004.

The decrease of $4.0 million in other non-operating expenses was primarily due to the prior year's $3.0 million non-cash charge related to the restructuring of the company's convertible senior subordinated debentures and $1.3 million of fees paid to Wells Fargo Foothill, Inc. to terminate a credit facility early.

The company's annual effective tax rate for 2004 is 24.8 percent compared to a previously estimated effective tax rate of 35 percent. During the fourth quarter of 2004, the company evaluated its deferred tax asset valuation allowance and determined that, more likely than not, deferred tax assets of approximately $4.5 million would be realized in the future, thus the deferred tax asset valuation allowance was reduced to $3.7 million. The result of this was a decrease in the 2004 effective tax rate to 24.8 percent, which required the company to record a tax benefit in the fourth quarter.

The company reported that it ended 2004 with cash and cash equivalents of $50.0 million compared to $30.5 million at Dec. 31, 2003. In addition, the company had $4.9 million of restricted cash, due to $4.8 million for letters of credit that had to be collateralized and $0.1 million related to unearned revenue.

The company ended 2004 with net working capital of $30.8 million, an improvement of $24.0 million since Dec. 31, 2003.


2004 FINANCIAL HIGHLIGHTS

o Revenues for 2004 were $503.9 million compared to $474.9 million for fiscal year 2003, an increase of $29.0 million, or 6.1 percent.

o Operating income increased to $40.3 million for 2004 compared to $28.4 million for the prior year, an increase of $11.9 million, or 41.7 percent.

o For 2004, the company's earnings before income tax were $34.0 million versus $19.1 million in 2003.

o Net earnings for 2004 were $25.6 million, or $1.95 per basic and $1.08 per diluted share, versus net earnings of $15.3 million, or $1.37 per basic and $0.95 per diluted share, for the same period of 2003. Basic and diluted per share results were computed on the basis of 13.1 and
         24.6 million weighted average shares outstanding for 2004, and 11.2 and
         17.8 million weighted average shares for 2003. The new convertible debt and the warrants issued to the ATSB increased the diluted share count for 2004.

GUIDANCE

World Air Holdings is forecasting $147 to $157 million in revenues for the first quarter of 2005, with military revenue of $122 to $132 million, and operating income in the range of $9.0 to $11.0 million. The Company's first quarter projection includes the highest scheduled maintenance for the year. The Company expects to be profitable in fiscal 2005.




INVESTOR CONFERENCE CALL
FEB. 17, 2005, AT 3 P.M. EST
PHONE:  800-728-2056

A conference call for investors will begin at 3 p.m. EST on Thursday, Feb. 17, 2005. Investors and media can access the conference by calling 800-728-2056 prior to the 3 p.m. start time. The investor call will be available live via the World Wide Web at http://www.worldairways.com/investor.html. The online replay will be available until March 3, 2005, at the same site shortly after the Webcast is complete. The broadcast also will be available at http://www.streetevents.com/.

World Airways, Inc., a wholly owned subsidiary of World Air Holdings, Inc., is a U.S.-certificated air carrier providing customized transportation services for major international cargo and passenger carriers, the United States military, and international leisure tour operators. Founded in 1948, World operates a fleet of 16 wide-body aircraft to meet the specialized needs of its customers. For information, visit www.worldairways.com.

["Safe Harbor" statement under the Private Securities Litigation Reform Act of 1995: This release contains forward looking statements that are subject to risks and uncertainties including, but not limited to, the impact of competition in the market for air transportation services, the cyclical nature of the air carrier business, reliance on key marketing relationships, fluctuations in operating results and other risks detailed from time to time in the company's periodic reports filed with the SEC (reports are available from the company upon request). These various risks and uncertainties may cause the company's actual results to differ materially from those expressed in any of the forward looking statements made by, or on behalf of the company in this release.]

                            WORLD AIR HOLDINGS, INC.
                      CONSOLIDATED STATEMENTS OF OPERATIONS
                    THREE MONTHS AND YEAR ENDED DECEMBER 31,
                (IN THOUSANDS EXCEPT PER SHARE & BLOCK HOUR DATA)
                                   (UNAUDITED)

                                             THREE MONTHS ENDED DECEMBER 31,                    YEAR ENDED DECEMBER 31,
                                       --------------------------------------------   ---------------------------------------------
                                                       BETTER (WORSE)                                BETTER (WORSE)
                                         2004        2003        DIFF         %         2004        2003        DIFF          %
                                       ---------   ---------  ---------   ---------   ---------   ---------   ---------   ---------
OPERATING REVENUES
      FLIGHT OPERATIONS                $ 129,399   $ 121,495  $   7,904        6.5%   $ 501,698   $ 471,824   $  29,874         6.3%
      ALL OTHER                              682         787       (105)     -13.3%       2,202       3,026        (824)      -27.2%
                                       ---------   ---------  ---------               ---------   ---------   ---------
          TOTAL OPERATING REVENUE        130,081     122,282      7,799        6.4%     503,900     474,850      29,050         6.1%

OPERATING EXPENSES
      FLIGHT                              38,040      37,778       (262)      -0.7%     157,147     143,640     (13,507)       -9.4%
      MAINTENANCE                         18,821      18,462       (359)      -1.9%      76,004      75,513        (491)       -0.7%
      AIRCRAFT COSTS                      20,648      21,760      1,112        5.1%      77,243      85,487       8,244         9.6%
      FUEL                                22,306      18,483     (3,823)     -20.7%      74,474      76,488       2,014         2.6%
      FLIGHTS SUBCONTRACTED
       TO OTHER CARRIERS                     213       1,801      1,588       88.2%       1,812       2,454         642        26.2%
      COMMISSIONS                          6,554       4,206     (2,348)     -55.8%      23,352      17,433      (5,919)      -34.0%
      DEPRECIATION & AMORTIZATION          1,464       1,199       (265)     -22.1%       5,283       5,239         (44)       -0.8%
      SALES, GENERAL & ADMINISTRATIVE     13,543      11,522     (2,021)     -17.5%      48,302      40,168      (8,134)      -20.2%
                                       ---------   ---------  ---------               ---------   ---------   ---------
          TOTAL OPERATING EXPENSES       121,589     115,211     (6,378)      -5.5%     463,617     446,422     (17,195)       -3.9%

OPERATING INCOME                           8,492       7,071      1,421       20.1%      40,283      28,428      11,855        41.7%

OTHER INCOME (EXPENSE)
      INTEREST EXPENSE                    (1,236)     (1,686)       450        26.7%     (5,139)     (5,223)         84         1.6%
      INTEREST INCOME                        196          88        108       122.7%        584         370         214        57.8%
      OTHER, NET                            (464)     (4,450)     3,986       -89.6%     (1,696)     (4,452)      2,756          NM
                                       ---------   ---------  ---------               ---------   ---------   ---------
          TOTAL OTHER, NET                (1,504)     (6,048)     4,544        75.1%     (6,251)     (9,305)      3,054        32.8%
                                       ---------   ---------  ---------               ---------   ---------   ---------

EARNINGS  BEFORE INCOME TAX                6,988       1,023      5,965       583.1%     34,032      19,123      14,909        78.0%
                                       ---------   ---------  ---------               ---------   ---------   ---------

INCOME TAX                                (1,101)        154      1,255       814.9%      8,445       3,802      (4,643)         NM

NET EARNINGS                           $   8,089   $     869  $   7,220      830.8%   $  25,587   $  15,321   $  10,266        67.0%
                                       =========   =========  =========               =========   =========   =========

BASIC  EARNINGS PER SHARE:
      NET EARNINGS                     $    0.51   $    0.08  $    0.43      537.5%   $    1.95   $    1.37   $    0.58        42.3%
                                       =========   =========  =========               =========   =========   =========
      WEIGHTED AVERAGE SHARES
       OUTSTANDING                        15,802      11,417      4,385       38.4%       13,096      11,224       1,872       16.7%

DILUTED EARNINGS  PER SHARE: *
      NET EARNINGS                     $    0.32   $    0.06  $    0.26      433.3%    $    1.08   $    0.95   $    0.13       13.7%
                                       =========   =========  =========               =========   =========   =========
      WEIGHTED AVERAGE SHARES
       OUTSTANDING                       25,705      14,822     10,883        73.4%       24,591      17,783       6,808       38.3%



REVENUE BLOCK HOURS                       12,648      11,141      1,507       13.5%       47,759      44,072       3,687        8.4%

      * DILUTED EARNINGS PER SHARE ADJUSTED FOR 2003.

                            WORLD AIR HOLDINGS, INC.
                           CONSOLIDATED BALANCE SHEETS
                                 (IN THOUSANDS )
                                   (UNAUDITED)

                                                                                     DECEMBER 31,      DECEMBER 31,
                                                                                         2004              2003
                                                                                     ------------      ------------

ASSETS
Current assets:
         Cash and cash equivalents                                                   $     49,956      $     30,535
         Restricted cash                                                                    4,926            23,290
         Accounts receivable, net                                                          52,382            31,446
         Prepaid expenses and other current assets                                         15,020             7,721
                                                                                     ------------      ------------
                 Total current assets                                                     122,284            92,992
Fixed assets, net                                                                          33,193            38,964
Long-term operating deposits                                                               18,237            17,664
Other assets and deferred charges, net                                                      5,603             7,681
                                                                                     ------------      ------------
                 Total assets                                                        $    179,317      $    157,301
                                                                                     ============      ============

LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIENCY)
Current liabilities:
         Current maturities of long-term debt                                        $      6,000      $     18,000
         Accounts payable                                                                  35,482            28,167
         Accrued rent                                                                       5,489             9,881
         Current portion of deferred rent                                                   3,242             1,792
         Unearned revenue                                                                   6,293             3,546
         Accrued maintenance                                                                4,179             2,791
         Accrued salaries and wages                                                        20,463            16,957
         Accrued taxes                                                                      8,482             2,581
         Other accrued liabilities                                                          1,861             2,506
                                                                                     ------------      ------------
                 Total current liabilities                                                 91,491            86,221
Long-term debt, net of current maturities                                                  43,879            58,534
Deferred gain from sale-leaseback transactions, net                                         1,645             2,777
Accrued post-retirement benefits                                                            4,081             3,583
Deferred rent                                                                               5,615            14,216
Deferred tax liability                                                                      2,208                --
                                                                                     ------------      ------------
                 Total liabilities                                                        148,919           165,331
Stockholders' equity (deficiency):
         Preferred stock                                                                       --                --
         Common stock                                                                          18                13
         Additional paid-in capital                                                        42,712            29,876
         Accumulated earnings (deficit)                                                       525           (25,062)
         Treasury stock, at cost                                                          (12,857)          (12,857)
                                                                                     ------------      ------------
                 Total stockholders' equity (deficiency)                                   30,398            (8,030)
                                                                                     ------------      ------------
                 Total liabilities and stockholders' equity (deficiency)             $    179,317      $    157,301
                                                                                     ============      ============